Exhibit 99
Eli Lilly and Company
Lilly Corporate Center
Indianapolis, Indiana 46285
U.S.A.
www.lilly.com

Date: July 21, 2006

For Release: Immediately
Refer to: (317) 276-5795 — Terra Fox
Lilly Reports Second-Quarter EPS of $.76
Newer Products Grew 48% to Nearly One-Fourth of Sales, Led by Cymbalta Acceleration
Eli Lilly and Company (NYSE: LLY) announced financial results for the second quarter of 2006.
Second-Quarter Highlights
•	Sales increased 5 percent, to $3.867 billion. The sales increase was driven primarily by the company’s newer products, led by accelerating sales of Cymbalta®.

•	Newer products — Alimta®, Byetta®, Cialis®, Cymbalta, Forteo®, Strattera®, Symbyax®, Xigris® and Yentreve® — collectively grew 48 percent, to $920.2 million, and accounted for 24 percent of total sales, up from 17 percent of total sales in the second quarter of 2005.

•	Cymbalta sales were $310.4 million and grew 92 percent compared with second quarter of 2005. On a sequential basis, Cymbalta sales increased 33 percent compared with first quarter of 2006.

•	Lilly reported net income and earnings per share of $822.0 million and $.76, respectively, compared with a second-quarter 2005 net loss and loss per share of $252.0 million and $.23. The prior-year loss was the result of a product liability charge of $1.073 billion (pretax), or $.90 per share (after-tax), which is described in footnote (a) of the “Operating Results — Adjusted” income statement at the end of this release.

•	Excluding the second-quarter 2005 product liability charge, operating income increased 12 percent and net income and earnings per share grew 13 percent. The earnings growth was driven primarily by increased sales and decreased cost of sales. In addition, the company increased its support of newer products while continuing to achieve productivity improvements across the organization.

Pharmaceutical Product Sales Highlights

			% Change			% Change
	Second Quarter		Over/(Under)	Year-to-Date		Over/(Under)
(Dollars in millions)	2006	2005	2005	2006	2005	2005
Zyprexa®	$1,115.0	$1,096.8	2%	$2,122.4	$2,135.0	(1%)
Diabetes Care Products	701.7	669.4	5%	1,465.1	1,393.9	5%
Gemzar®	343.5	343.0	0%	682.3	647.6	5%
Cymbalta	310.4	161.4	92%	543.7	268.2	103%
Evista®	275.5	261.6	5%	517.0	510.5	1%
Strattera	144.1	123.5	17%	296.4	243.2	22%
Alimta	153.0	111.2	38%	283.2	205.1	38%
Forteo	146.1	101.9	43%	273.1	168.7	62%
Significant Events Over the Last Three Months
•	Lilly and Alcon, Inc. signed a long-term agreement to copromote Arxxant™ in the U.S. and Puerto Rico. The agreement is subject to U.S. Food and Drug Administration (FDA) approval of Arxxant, which is currently under regulatory review as an oral medication to reduce the risk of vision loss associated with diabetic retinopathy. In addition, Lilly submitted Arxxant in Europe for the treatment of diabetic retinopathy.

•	In April, Evista became the top-selling osteoporosis agent in Japan. Lilly and its Japanese marketing partner Chugai Pharmaceutical Company launched Evista in May of 2004.

•	Gemzar was approved in the U.S. for the treatment of recurrent ovarian cancer in combination with carboplatin. Gemzar, which recently celebrated its 10-year anniversary in the U.S., is already approved in that market for the treatment of breast, lung and pancreatic cancers.

•	Lilly submitted a supplemental New Drug Application to the FDA for Cymbalta for the treatment of generalized anxiety disorder. Cymbalta is already approved in the U.S. for the treatment of major depressive disorder and diabetic peripheral neuropathic pain, both in adults. Lilly is also conducting Phase III studies on Cymbalta for the treatment of fibromyalgia, a chronic, often debilitating pain disorder.

•	Lilly initiated a Phase III clinical trial to study enzastaurin as a maintenance therapy to prevent relapse in patients with diffuse large B-cell lymphoma, the most common form of non-Hodgkin’s lymphoma. Enzastaurin, a targeted oral agent, is also being studied in Phase

III trials for the treatment of relapsed glioblastoma multiforme, an aggressive and malignant form of brain cancer.

•	Lilly announced that it is discussing the future of three European facilities, including proposals to close the sites, which include two research and development sites and one manufacturing site. Any closures would be subject to consultations with employee representatives at the affected sites and then approval by the Lilly Board of Directors. No final decisions have been made. If the sites are closed, the majority of the 900 employees would be laid off and Lilly would need to take charges that would likely be significant.

•	Lilly announced that it will be extending its existing U.S. patient assistance program, LillyAnswers, through the end of this year to qualifying patients currently participating in the program, to help bridge the gap in coverage for people who need Lilly medicines but are not yet enrolled in Medicare Part D. Lilly also is asking the U.S. Department of Health and Human Services Office of the Inspector General for an opinion on the company’s proposal for an “Outside Part D” patient assistance program, called LillyMedicareAnswers, which would extend assistance for two drugs, Forteo and Zyprexa, beyond the end of this year to patients enrolled in Medicare Part D.
“We are excited about some positive sales trends in the second quarter,” said Sidney Taurel, Lilly chairman and chief executive officer. “Notably, our newer products are accounting for a greater portion of our total revenue, representing nearly one-fourth this quarter. The newer product growth was led by acceleration in Cymbalta sales. We are also seeing stabilizing U.S. Zyprexa prescription trends along with continued good international growth. These favorable product-mix trends improved our gross margins, which drove our double-digit EPS growth for the quarter. In addition, our productivity gains allowed us to increase our support of newer products while limiting operating expense growth to the same rate as sales.”
Second-Quarter Results
Worldwide sales for the quarter increased 5 percent, to $3.867 billion, driven primarily by the company’s newer products, led by accelerating sales of Cymbalta. Worldwide sales volume increased 3 percent, selling prices increased sales 3 percent and exchange rates decreased sales by 1 percent.

Gross margins as a percent of sales improved by 1.5 percentage points, to 77.7 percent. This increase was primarily due to favorable product mix and the favorable impact of foreign exchange rates, partially offset by higher manufacturing-related costs.
Overall, marketing and administrative expenses increased 8 percent, to $1.238 billion. This increase was primarily due to increased marketing expenses in support of newer products. Research and development expenses were $774.8 million, or 20 percent of sales. Compared with the second quarter of 2005, research and development expenses increased 2 percent, primarily due to an increase in discovery research expenses.
The Lilly ICOS joint-venture income was $22.5 million, compared with a loss of $.5 million in the second quarter of 2005. This increase in Lilly ICOS joint-venture income was due to increased Cialis sales and decreased selling and marketing expenses. Net interest income decreased $31.7 million, to $2.6 million, as a result of interest expense increasing more than interest income. The interest expense increase was due to higher interest rates and less capitalized interest due to the completion in late 2005 of certain manufacturing facilities under construction.
Income tax expense was $218.5 million, representing an effective tax rate of 21 percent. Comparisons to prior year are not meaningful due to a net loss before income taxes in the second quarter of 2005.
Lilly reported net income and earnings per share of $822.0 million and $.76, respectively, compared with a second-quarter 2005 net loss and loss per share of $252.0 million and $.23. The prior-year loss was the result of a product liability charge of $1.073 billion (pretax), or $.90 per share (after-tax), which is described in footnote (a) of the “Operating Results — Adjusted” income statement at the end of this release.
Excluding the second-quarter 2005 product liability charge, net income and earnings per share grew 13 percent. The earnings growth was driven primarily by increased sales and decreased cost of sales.

Earnings (Loss) per Share Reconciliation	Second Quarter
	2006	2005	% Growth
Earnings (loss) per share — reported	$.76	($.23)	N/M
Exclude product liability charge (a)	—	.90

E.P.S. — adjusted	$.76	$.67	13%

N/M – not meaningful
(a) Refer to “Operating Results – Adjusted” later in this press release for further description.
Refer to “Operating Results” and “Operating Results — Adjusted” later in this press release for a summary of reported and adjusted operating income (loss) and net income (loss).
Zyprexa
In the second quarter of 2006, Zyprexa sales totaled $1.115 billion, a 2 percent increase. U.S. sales of Zyprexa decreased 1 percent, to $542.9 million, due primarily to lower demand compared with second quarter of 2005, partially offset by higher prices. However, the company is seeing improving prescription trends. Specifically, Zyprexa’s U.S. prescriptions have held steady during the first six months of 2006. Zyprexa sales in international markets increased 5 percent, to $572.2 million, due to increased demand, offset partially by the unfavorable impact of foreign exchange rates and lower prices.
Diabetes Care Products
Diabetes care revenue, composed primarily of Humalog®, Humulin®, Actos® and Byetta, increased 5 percent, to $701.7 million, compared with the second quarter of 2005. Diabetes care revenue increased 6 percent in the U.S., to $392.6 million, while diabetes care revenue outside the U.S. increased 4 percent, to $309.1 million.
Worldwide Humalog sales increased 8 percent, to $320.5 million, due to higher prices and increased demand outside the U.S., partially offset by a decline in demand in the U.S. Worldwide Humulin sales decreased 12 percent, to $219.8 million, driven primarily by decline in demand due to continued competitive pressures. Actos generated $92.6 million of revenue for Lilly, a decrease of 12 percent. As previously disclosed, since Lilly’s share of revenue from the agreement with Takeda will vary quarter-to-quarter based on contract terms, Actos revenue will not necessarily track with product sales. As a result, it is difficult to make quarterly comparisons for Actos revenue. Sales of Byetta, a first-in-class treatment for type 2 diabetes marketed by Lilly and Amylin Pharmaceuticals and launched in the U.S. in June 2005, were $98.6 million in the second quarter. Lilly reports as revenue its 50 percent share of Byetta’s gross margins and its sales of Byetta pen delivery devices to Amylin; for the second quarter, this revenue totaled $52.1 million, representing a 46 percent sequential increase compared with first quarter of 2006.
Gemzar
Gemzar had sales totaling $343.5 million, which were flat compared with the second quarter of 2005. Sales in the U.S. decreased 3 percent, to $150.0 million. Gemzar sales outside the U.S. increased 3 percent, to $193.5 million, due to increased demand, offset partially by lower prices and the unfavorable impact of foreign exchange rates.
Cymbalta
Cymbalta, a treatment for major depressive disorder and diabetic peripheral neuropathic pain, generated $310.4 million in sales, up 92 percent, compared with the second quarter of 2005. On a sequential basis, Cymbalta sales increased 33 percent compared with first quarter of 2006. U.S. sales of Cymbalta were $269.9 million, an increase of 79 percent, while sales outside the U.S. were $40.5 million, reflecting international launches. Also during the second quarter, Cymbalta’s U.S. market share growth accelerated. Specifically, Cymbalta’s share of new prescriptions increased 0.96 percentage points in the second quarter, compared with a 0.35 percentage point gain in the first quarter of 2006, per IMS Health, National Prescription Audit™ Plus7 July 2006.
Evista
Evista sales were $275.5 million, a 5 percent increase compared with the second quarter of 2005. U.S. sales of Evista increased 7 percent, to $175.0 million, due to higher prices. Evista sales outside the United States increased 2 percent, to $100.5 million, due to increased demand, offset partially by lower prices and the unfavorable impact of foreign exchange rates.
Strattera
Strattera, the only nonstimulant medicine approved for the treatment of attention-deficit hyperactivity disorder in children, adolescents and adults, generated sales of $144.1 million, a 17 percent increase compared with the second quarter of 2005. The sales increase was primarily due to reductions in U.S. wholesaler inventory levels during the second quarter of 2005 and higher prices, offset partially by a decline in demand in the U.S.
Alimta
Alimta, a treatment for malignant pleural mesothelioma and second-line treatment of non-small-cell lung cancer, generated sales of $153.0 million, up 38 percent compared with the second quarter of 2005. U.S. sales of Alimta increased 26 percent, to $87.7 million, while sales outside the U.S. increased 56 percent, to 65.4 million.
Forteo
Sales of Forteo, a treatment for severe osteoporosis, were $146.1 million, a 43 percent increase compared with the second quarter of 2005. U.S. sales of Forteo increased 43 percent, to $101.0 million, while sales outside the U.S. grew 45 percent, to $45.0 million.
Cialis
Total worldwide second-quarter sales of Cialis, a treatment for erectile dysfunction marketed by Lilly ICOS LLC, were $233.2 million, a 22 percent increase compared with second-quarter 2005 worldwide sales. Worldwide Cialis sales are composed of $50.5 million of sales in Lilly territories and $182.7 million of sales in the joint-venture territories. Within the joint-venture territories, the U.S. sales of Cialis were $93.8 million, a 32 percent increase compared with second-quarter 2005 U.S. sales. Cialis sales in Lilly territories are reported in Lilly’s revenue, while Lilly’s 50 percent share of the joint-venture territory sales, net of expenses, is reported in Lilly’s other income. Cialis sales growth reflects both gains in market share and growth of the erectile dysfunction market during the quarter.
Animal Health
Worldwide sales of animal health products in the second quarter were $201.0 million and were flat compared with the second quarter of 2005.
Year-to-Date Results
For the first six months of the year, worldwide sales increased 6 percent, to $7.582 billion, compared with sales for the same period in 2005. Net income and diluted earnings per share were $1.657 billion and $1.53, respectively.

Excluding the 2005 product liability charge, the net income and diluted earnings per share for the first six months of 2006 would have increased 13 percent and 14 percent, respectively. This adjusted earnings growth was driven by increased sales and decreased cost of sales, offset partially by decreased total other income.

Earnings per Share Reconciliation	Year-to-Date
	2006	2005	% Growth
E.P.S. — reported	$1.53	$.44	N/M
Exclude product liability charge (a)	—	.90

E.P.S. — adjusted	$1.53	$1.34	14%

N/M – not meaningful

(a) Refer to “Operating Results — Adjusted” later in this press release for further description.
Refer to “Operating Results” and “Operating Results — Adjusted” later in this press release for a summary of reported and adjusted operating income (loss) and net income (loss).
2006 Financial Guidance
For full-year 2006, the company now expects sales growth at approximately the low end of its previous guidance of 7 percent to 9 percent growth. In addition, the company continues to expect gross margins as a percent of sales to improve modestly, operating expenses to grow in the mid-single digits, and total other income to contribute approximately $175 million to $275 million. Excluding the tax associated with the potential charges discussed below, the company continues to anticipate the effective tax rate to be approximately 21 percent. In terms of cash flow, the company continues to expect capital expenditures to be flat at about $1.4 billion in 2006.
The company expects third-quarter earnings per share in the range of $.77 to $.79, representing 5 percent to 8 percent growth compared with third-quarter 2005 earnings per share of $.73. For the full year, the company continues to expect earnings per share in the range of $3.10 to $3.20. This guidance excludes future, material unusual items, such as any charges related to the three potential European site closures discussed above. The 2006 earnings per share guidance compares to adjusted 2005 earnings per share of $2.87, representing 8 percent to 11 percent adjusted growth. Reported 2005 earnings per share was $1.81. The 2005 adjusted earnings per share excludes the $.90 per share second-quarter product liability charge, the $.14 per share fourth-quarter asset impairment charge and the $.02 per share fourth-quarter charge for the cumulative effect of an accounting change due to adoption of new accounting rule (FIN 47) for conditional asset retirement obligations.
Webcast of Conference Call
As previously announced, investors and the general public can access a live webcast of the second-quarter 2006 financial results conference call through a link on Lilly’s website at www.lilly.com. The conference call will be held today from 8:00 a.m. to 9:00 a.m. Eastern Daylight Saving Time and will be available for replay via the website through August 18, 2006.
Lilly, a leading innovation-driven corporation, is developing a growing portfolio of first-in-class and best-in-class pharmaceutical products by applying the latest research from its own worldwide laboratories and from collaborations with eminent scientific organizations. Headquartered in Indianapolis, Ind., Lilly provides answers – through medicines and information – for some of the world’s most urgent medical needs. Additional information about Lilly is available at www.lilly.com. F-LLY
This press release contains forward-looking statements that are based on management’s current expectations; however, they are subject to significant risks and uncertainties. Actual results may differ materially and will depend on, among other things, the continuing growth of our currently marketed products; developments with competitive products; the timing and scope of regulatory approvals and the success of our new product launches; asset impairments, restructurings, and acquisitions of compounds under development resulting in acquired in-process research and development charges; foreign exchange rates; wholesaler inventory changes; the outcome of the Zyprexa patent appeal; other regulatory developments, government investigations, patent disputes and litigation involving current and future products; changes in tax law; and the impact of governmental actions regarding pricing, importation, and reimbursement for pharmaceuticals. For additional information about the factors that affect the company’s business, please see the company’s latest Form 10-Q filed May 2006. The company undertakes no duty to update forward-looking statements.
# # #

Actos® (pioglitazone hydrochloride, Takeda), Takeda

Alimta® (pemetrexed, Lilly)

Arxxant™ (ruboxistaurin mesylate, Lilly)

Byetta® (exenatide injection, Amylin Pharmaceuticals)

Cialis® (tadalafil, ICOS), Lilly ICOS LLC

Cymbalta® (duloxetine hydrochloride, Lilly)

Evista® (raloxifene hydrochloride, Lilly)

Forteo® (teriparatide of recombinant DNA origin injection, Lilly)

Gemzar® (gemcitabine hydrochloride, Lilly)

Humalog® (insulin lispro injection of recombinant DNA origin, Lilly)

Humulin® (human insulin of recombinant DNA origin, Lilly)

Strattera® (atomoxetine hydrochloride, Lilly)

Symbyax® (olanzapine fluoxetine combination, or OFC, Lilly)

Xigris® (drotrecogin alfa (activated), Lilly)

Yentreve® (duloxetine hydrochloride, Lilly)

Zyprexa® (olanzapine, Lilly)

Eli Lilly and Company
Operating Results (Unaudited)
(Dollars in millions, except per share data)

	Three Months Ended			Six Months Ended
	June 30			June 30
	2006	2005	% Chg.	2006	2005	% Chg.

Net sales	$3,866.9	$3,667.7	5%	$7,581.6	$7,165.1	6%

Cost of sales	860.6	871.3	(1%)	1,667.1	1,730.3	(4%)
Research and development	774.8	762.4	2%	1,515.6	1,464.6	3%
Marketing and administrative	1,237.9	1,146.1	8%	2,380.8	2,236.5	6%
Asset impairments, restructuring and other special charges	—	1,073.4	N/M	—	1,073.4	N/M

Operating income (loss)	993.6	(185.5)	N/M	2,018.1	660.3	N/M

Net interest (expense) income	2.6	34.3		(2.7)	55.7
Joint venture income (loss)	22.5	(0.5)		42.3	(13.1)
Net other income	21.8	11.6		39.5	101.4

Total other income	46.9	45.4		79.1	144.0

Income (loss) before income taxes	1,040.5	(140.1)	N/M	2,097.2	804.3	N/M
Income taxes	218.5	111.9	N/M	440.4	319.7	N/M

Net income (loss)	$822.0	$(252.0)	N/M	$1,656.8	$484.6	N/M

Earnings (loss) per share — basic	$0.76	$(0.23)	N/M	$1.53	$0.45	N/M

Earnings (loss) per share — diluted	$0.76	$(0.23)	N/M	$1.53	$0.44	N/M

Dividends paid per share	$.40	$.38	5%	$.80	$.76	5%
Weighted-average shares outstanding (thousands) — basic	1,084,686	1,087,582		1,085,360	1,087,211
Weighted-average shares outstanding (thousands) — diluted	1,085,310	1,087,582		1,086,201	1,089,694

N/M – not meaningful

Eli Lilly and Company
Operating Results (Unaudited) — ADJUSTED
(Dollars in millions, except per share data)

	Three Months Ended			Six Months Ended
	June 30			June 30
	2006	2005 (a)	% Chg.	2006	2005 (a)	% Chg.

Net sales	$3,866.9	$3,667.7	5%	$7,581.6	$7,165.1	6%

Cost of sales	860.6	871.3	(1%)	1,667.1	1,730.3	(4%)
Research and development	774.8	762.4	2%	1,515.6	1,464.6	3%
Marketing and administrative	1,237.9	1,146.1	8%	2,380.8	2,236.5	6%

Operating income	993.6	887.9	12%	2,018.1	1,733.7	16%

Net interest (expense) income	2.6	34.3		(2.7)	55.7
Joint venture income (loss)	22.5	(0.5)		42.3	(13.1)
Net other income	21.8	11.6		39.5	101.4

Total other income	46.9	45.4		79.1	144.0

Income before income taxes	1,040.5	933.3	11%	2,097.2	1,877.7	12%
Income taxes	218.5	205.3	6%	440.4	413.1	7%

Net income	$822.0	$728.0	13%	$1,656.8	$1,464.6	13%

Earnings per share — basic	$.76	$0.67	13%	$1.53	$1.35	13%

Earnings per share — diluted	$.76	$0.67	13%	$1.53	$1.34	14%

Dividends paid per share	$.40	$.38	5%	$.80	$.76	5%
Weighted-average shares outstanding (thousands) — basic	1,084,686	1,087,582		1,085,360	1,087,211
Weighted-average shares outstanding (thousands) — diluted	1,085,310	1,090,219		1,086,201	1,089,694

(a)	The 2005 second-quarter and year-to-date amounts are adjusted to exclude the $1.073 billion (pretax), or $.90 per share (after-tax), second-quarter product liability charge, which includes the $690 million for the previously announced Zyprexa product liability settlement under the agreement in principle as well as reserves, primarily related to Zyprexa, for estimated product liability exposure and defense costs. These charges have been offset by estimated recoveries from the company’s insurance coverage.

Eli Lilly and Company
Major Pharmaceutical Product Sales and Revenues (Unaudited)
(Dollars in millions)

	Three Months Ended		% Change	Six Months Ended		% Change
	June 30		Over/(Under)	June 30		Over/(Under)
	2006	2005	2005	2006	2005	2005
Zyprexa	$1,115.0	$1,096.8	2%	$2,122.4	$2,135.0	(1%)
Gemzar	343.5	343.0	0%	682.3	647.6	5%
Humalog	320.5	296.2	8%	625.0	582.4	7%
Cymbalta	310.4	161.4	92%	543.7	268.2	103%
Evista	275.5	261.6	5%	517.0	510.5	1%
Humulin	219.8	249.8	(12%)	438.3	506.7	(13%)
Strattera	144.1	123.5	17%	296.4	243.2	22%
Alimta	153.0	111.2	38%	283.2	205.1	38%
Actos	92.6	105.0	(12%)	281.7	273.6	3%
Forteo	146.1	101.9	43%	273.1	168.7	62%
Eli Lilly and Company
Employment Information

	June 30, 2006	December 31, 2005
Worldwide Employees	41,900	42,600